Exhibit 99.1

HUDSON TECHNOLOGIES REPORTS third quarter RESULTS

WOODCLIFF LAKE, NJ – november 1, 2023 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the third quarter ended September 30, 2023.

For the quarter ended September 30, 2023, Hudson reported revenues of $76.5 million, a decrease of 15% compared to revenues of $89.5 million in the third quarter of 2022. The decrease is primarily related to decreased selling prices for certain refrigerants, partially offset by increased refrigerant sales volume and revenues from the Company’s Defense Logistics Agency (“DLA”) program during the period as compared to the third quarter of 2022. Gross margin in the third quarter of 2023 was 40%, compared to 49% in the third quarter of 2022. Hudson reported operating income of $23.1 million in the third quarter of 2023, compared to operating income of $36.3 million in the prior year period.

The Company achieved net income of $13.6 million or $0.30 per basic and $0.29 per diluted share, compared to net income of $29.4 million or $0.65 per basic and $0.62 per diluted share in the third quarter of 2022. During the third quarter of 2023, the Company recorded $3.4 million of non-recurring costs, primarily related to the write-off of deferred financing costs with respect to the full and final payoff of the Company’s term loan, which are included as Interest Expense in the Company’s Statements of Income. Excluding these non-recurring costs, Hudson achieved non-GAAP adjusted net income of $16.1 million or $0.35 per basic and $0.34 per diluted share in the third quarter of 2023. (See reconciliation of net income and earnings per share to non-GAAP adjusted net income and non-GAAP adjusted earnings per share in the supplemental table included at the end of this release).

The Company’s effective tax rate for 2023 and future periods will reflect a statutory tax rate of approximately 26.1%, excluding certain temporary and permanent tax adjustments, while the nine months ended September 30, 2022 period reflected an effective tax rate of 11.9% due to the release of the Company’s valuation allowance at that time.

For the nine months ended September 30, 2023, Hudson reported revenues of $244.2 million, a decrease of 12% compared to revenues of $277.8 million in the first nine months of 2022. Revenue in the first nine months of 2023 declined primarily related to a decrease in selling prices for certain refrigerants during the period as well as slightly lower sales volume, partially offset by higher revenues from our DLA and carbon credit programs. Gross margin in the first nine months of 2023 was 40%, compared to 53% in the first nine months of 2022. Hudson reported operating income of $73.4 million in the first nine months of 2023, compared to operating income of $124.4 million in the prior year period.

During the nine months ended September 30, 2023, the Company recorded net income of $48.3 million or $1.07 per basic and $1.02 per diluted share, compared to net income of $98.7 million or $2.20 per basic and $2.10 per diluted share in the first nine months of 2022. Excluding the $3.4 million of non-recurring costs in the third quarter of 2023, as described above, Hudson recorded non-GAAP adjusted net income of $50.8 million, or $1.12 per basic and $1.07 per diluted share in the first nine months of 2023. (See reconciliation of net income and earnings per share to non-GAAP adjusted net income and non-GAAP adjusted earnings per share in the supplemental table included at the end of this release).

As previously announced, Hudson fully paid off its remaining $32.5 million of term loan debt during the third quarter of 2023. Stockholders’ equity improved to $224.6 million at September 30, 2023 compared to $174.9 million at December 31, 2022.

Brian F. Coleman, President and Chief Executive Officer of Hudson Technologies commented, “The close of the third quarter marks the end of the traditional nine-month cooling season, and as expected, our results continued to see a difficult comparison to the significantly strong revenue and margin performance achieved in 2022. As we have previously noted, we saw substantial sales price increases without a corresponding increase in inventory price, throughout most of 2022. Conversely, the 2023 cooling season was characterized by both a challenging pricing environment, and by the late arrival of warmer weather to many parts of the U.S. which impacted demand for certain refrigerants. Nonetheless, we delivered solid third quarter results and our ability to drive profitability and strong cash flow enabled us to aggressively pay down our debt during the last 15 months, saving over $10 million of annualized interest expense, and culminating with the full repayment of our term loan during the quarter.

“As we move through the close of the year, our industry is preparing for the mandated 40% reduction in baseline HFC production, which becomes effective at the start of 2024. With the current installed base of HFC equipment, the aggressive reduction in virgin HFC production is expected to meaningfully impact the supply landscape, creating enhanced demand for reclaimed refrigerant to fill what is anticipated to become a substantial gap between HFC supply and demand. We are uniquely positioned with our proprietary reclamation technology to meet the ongoing refrigerant needs of our customer base as the industry transitions to more environmentally friendly cooling alternatives. Likewise, our service and system conversion offerings enable us to play a leadership role in the shift to cleaner refrigeration and cooling technologies. Hudson is a longstanding proponent of the circular economy of refrigerants, and we look forward to continuing to provide our expertise and capabilities as we expand our customer base to assist the evolution to the next generation of cooling applications and refrigerants,” Mr. Coleman concluded.

Use of Non-GAAP Financial Measures

This news release contains Adjusted Net Income and Adjusted Net Income Per Share, which are non-generally accepted accounting principles (non-GAAP) financial measures (as defined by U.S. Securities and Exchange Commission (SEC) Regulation G). While management believes that these non-GAAP financial measures may be useful in evaluating the financial performance of the Company by factoring out the impact of a one-time non-cash charge related to the prepayment of the Company’s term loan, this information should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. In addition, the Company's definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.

Conference Call Information

The Company will host a conference call and webcast to discuss the third quarter results today, November 1, 2023 at 5:00 P.M. Eastern Time.

To access the live webcast, log onto the Hudson Technologies website at www.hudsontech.com, and click on “Investor Relations”.

To participate in the call by phone, dial (888) 506-0062 approximately five minutes prior to the scheduled start time. International callers please dial (973) 528-0011. Callers should use entry code: 980505

A replay of the teleconference will be available until December 1, 2023 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 49295.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable refrigerant products and services to the Heating Ventilation Air Conditioning and Refrigeration industry. For nearly three decades, we have demonstrated our commitment to our customers and the environment by becoming one of the first in the United States and largest refrigerant reclaimers through multimillion dollar investments in the plants and advanced separation technology required to recover a wide variety of refrigerants and restoring them to Air-Conditioning, Heating, and Refrigeration Institute standard for reuse as certified EMERALD Refrigerants™. The Company's products and services are primarily used in commercial air conditioning, industrial processing and refrigeration systems, and include refrigerant and industrial gas sales, refrigerant management services consisting primarily of reclamation of refrigerants and RefrigerantSide® Services performed at a customer's site, consisting of system decontamination to remove moisture, oils and other contaminants. The Company’s SmartEnergy OPS® service is a web-based real time continuous monitoring service applicable to a facility’s refrigeration systems and other energy systems. The Company’s Chiller Chemistry® and Chill Smart® services are also predictive and diagnostic service offerings. As a component of the Company’s products and services, the Company also generates carbon offset projects.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, the ability to meet financial covenants under existing credit facilities, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, the impact of the current COVID-19 pandemic, and other risks detailed in the Company's 10-K for the year ended December 31, 2022 and other subsequent filings with the Securities and Exchange Commission. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau IMS Investor Relations (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & CEO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	September 30,	December 31,
	2023	2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,783	$5,295
Trade accounts receivable – net	44,935	20,872
Inventories	139,231	145,377
Prepaid expenses and other current assets	5,769	5,289
Total current assets	193,718	176,833

Property, plant and equipment, less accumulated depreciation	20,570	20,568
Goodwill	47,803	47,803
Intangible assets, less accumulated amortization	15,469	17,564
Right of use asset	7,041	7,339
Other assets	2,419	2,386
Total Assets	$287,020	$272,493

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$16,828	$14,165
Accrued expenses and other current liabilities	25,887	27,908
Accrued payroll	5,030	6,303
Current maturities of long-term debt	—	4,250
Short-term debt	5,000	—
Total current liabilities	52,745	52,626
Deferred tax liability	4,524	244
Long-term lease liabilities	5,167	5,763
Long-term debt, less current maturities, net of deferred financing costs	—	38,985
Total Liabilities	62,436	97,618

Commitments and contingencies

Stockholders’ equity:
Preferred stock, shares authorized 5,000,000: Series A Convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	—	—
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding 45,484,325 and 45,287,619, respectively	455	453
Additional paid-in capital	117,847	116,442
Accumulated retained earnings	106,282	57,980
Total Stockholders’ Equity	224,584	174,875

Total Liabilities and Stockholders’ Equity	$287,020	$272,493

Hudson Technologies, Inc. and Subsidiaries

Consolidated Statements of Income

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three months		Nine months
	ended September 30,		ended September 30,
	2023	2022	2023	2022
Revenues	$76,496	$89,502	$244,169	$277,781
Cost of sales	45,916	45,263	146,632	130,225
Gross profit	30,580	44,239	97,537	147,556

Operating expenses:
Selling, general and administrative	6,760	7,219	22,010	21,057
Amortization	698	698	2,095	2,095
Total operating expenses	7,458	7,917	24,105	23,152

Operating income	23,122	36,322	73,432	124,404

Other expense:
Net interest expense	4,358	2,365	8,106	12,293

Income before income taxes	18,764	33,957	65,326	112,111

Income tax expense	5,182	4,601	17,024	13,390

Net income	$13,582	$29,356	$48,302	$98,721

Net income per common share – Basic	$0.30	$0.65	$1.07	$2.20
Net income per common share – Diluted	$0.29	$0.62	$1.02	$2.10
Weighted average number of shares outstanding – Basic	45,404,963	45,063,810	45,348,072	44,935,739
Weighted average number of shares outstanding – Diluted	47,345,380	47,181,424	47,319,464	47,053,010

Hudson Technologies, Inc. and Subsidiaries

Supplemental Table to Reconcile Net Income and Earnings Per Share to

Non-GAAP Adjusted Net Income and Non-GAAP Adjusted Earnings Per Share

(unaudited)

(Amounts in thousands)

	Three months		Nine months
	ended September 30,		ended September 30,
	2023	2022	2023	2022
Net income per common share – Basic, as reported	$0.30	$0.65	$1.07	$2.20
Net income per common share – Diluted, as reported	$0.29	$0.62	$1.02	$2.10
Weighted average number of shares outstanding – Basic	45,404,963	45,063,810	45,348,072	44,935,739
Weighted average number of shares outstanding – Diluted	47,345,380	47,181,424	47,319,464	47,053,010

Net income, as reported	$13,582	$29,356	$48,302	$98,721
Add: Income tax expense	5,182	4,601	17,024	13,390
Income before income taxes	18,764	33,957	65,326	112,111
Add: Interest expense- writeoff of deferred financing and other costs related to payoff of term loan debt	3,427	—	3,427	—
Adjusted Income before income taxes	22,191	33,957	68,753	112,111
Subtract: Adjusted Income Taxes	6,128	4,601	17,917	13,390
Adjusted Net income (1)	$16,063	$29,356	$50,836	$98,721

Adjusted Net income per common share – Basic	$0.35	$0.65	$1.12	$2.20
Adjusted Net income per common share – Diluted	$0.34	$0.62	$1.07	$2.10

(1)	Non-GAAP Adjusted Net Income consists of Net Income plus Interest Expense (writeoff of deferred financing and other costs related to the payoff of term loan debt) and includes the associated income tax effects of such adjustment.